EXHIBIT 99.1

Linkwell Corporation Reports 2007 Fiscal Year-End Financial Results

Revenues Grow 85% in 2007; Anticipates 62% Growth in 2008

SHANGHAI, China, April 15 /Xinhua-PRNewswire-FirstCall/ -- Linkwell Corporation (Linkwell or the Company) (OTC Bulletin Board: LWLL - News), a leading developer, manufacturer and distributor of healthcare related disinfectants in China, announced today financial results for the fiscal year ended December 31, 2007 and provided guidance for 1st quarter 2008 and the entire year 2008.

Net revenues for the fiscal year ended December 31, 2007 increased $6,590,343, or approximately 85%, to $14,335,721, compared with $7,745,378 for the fiscal year ended December 31, 2006. Net revenues for the Company’s subsidiary LiKang Disinfectant were $8,127,717 and $6,208,004 for its subsidiary Shanghai LiKang International Trade Company Trade Co., Ltd (LiKang International).

The majority of the increase in net revenues was attributable to its subsidiary LiKang International, whose net revenues for the fiscal year ended 2007 increased approximately 761%, or $6,208,004 as compared to $720,996 for the fiscal year ended 2006, an increase of $5,487,008.

Net revenues for Linkwell’s subsidiary LiKang Disinfectant increased approximately 16%, or $1,103,335 to $8,127,717 or for year end 2007. The Company believes this increase in demand was due to an increase in its sales staff and customer recognition of the Company’s high-quality, competitively priced disinfectant products.

Total operating expenses for 2007 were $3,852,398, which was an increase of $1,548,905, or approximately 67%, from year end 2006 of $2,303,493. This increase is primarily attributable to an increase in general and administrative expenses, most of which was the result of a one-time write off of $564,000 due to terminating a contract with China Direct Investments, Inc., which were expensed for the year ended December 31, 2007. A second cause of increasing operating expenses was due to building out its sales and service division to improve future growth.

Linkwell reported net income of $360,135 for the fiscal year ended December 31, 2007, as compared to net income of $568,120 for the fiscal year ended December 31, 2006. However, the net income for Linkwell’s subsidiary, LiKang Disinfectant, increased approximately 3%, with net income of $1,196,318 for 2007 compared to $1,161,828 for 2006.

The primary causes for the decrease in net income for the year ended 2007 were attributable to four key factors: (1) the increase in cost of sales; (2) the low net income of our subsidiary LiKang International; (3) the increase in doubtful accounts of $448,958; and (4) a one-time write off of $564,000 as a result of terminating our contract with China Direct Investments, Inc.

Financial Tables

LINKWELL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31,
ASSETS
	2007	2006
CURRENT ASSETS:
Cash	$1,222,128	$1,713,723
Accounts receivable (net of allowance for doubtful accounts of $460,175 and $144,639 in 2007 and 2006 respectively)	2,999,191	1,682,878
Accounts receivable-related parties (net of allowance for doubtful accounts of $221,359 and $87,937 in 2007 and 2006 respectively)	1,992,233	1,406,425
Other receivable	261,231	414,000
Inventories (net of reserve for obsolete inventory of $136,287 and $127,160 in 2007 and 2006 respectively)	829,476	536,483
Prepaid expenses and other current assets	1,015,558	367,641
Due from related parties	946,591	-
Short term loan receivable	-	48,609

Total Current Assets	9,266,408	6,169,759

PROPERTY AND EQUIPMENT - net	749,073	774,733

Total Assets	$10,015,481	$6,944,492

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Loans payable	$699,210	$652,382
Loan payable - related party	-	165,471
Accounts payable and accrued expenses	1,246,943	1,301,131
Tax payable	92,815	-
Other payable	189,421	27,589
Due to related party	760,457	204,267
Advances from customers	713,578	254,434
Total Current Liabilities	3,702,424	2,605,274

MINORITY INTEREST	527,244	394,320

STOCKHOLDERS' EQUITY:
Preferred stock (No Par Value; 10,000,000 Shares Authorized;
No shares issued and outstanding)
Common Stock ($0.0005 Par Value; 150,000,000 Shares Authorized;
73,731,675 and 69,868,355 shares issued and outstanding in 2007 and 2006 respectively)	36,866	34,934
Common stock issuable	11	-
Additional paid-in capital	5,724,363	5,290,536
Accumulated deficit	(510,921)	(871,056)
Deferred compensation	(51,389)	(646,222)
Other comprehensive gain - foreign currency	586,883	136,706

Total Stockholders' Equity	5,785,813	3,944,898

Total Liabilities and Stockholders' Equity	$10,015,481	$6,944,492

See notes to consolidated financial statements

LINKWELL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year
	Ended December 31,
	2007	2006
NET REVENUES
Non-affiliated companies	$11,694,030	$4,508,179
Affiliated companies	2,641,691	3,237,199

Total Net Revenues	14,335,721	7,745,378

COST OF SALES	10,071,991	4,609,557

GROSS PROFIT	4,263,730	3,135,821

OPERATING EXPENSES:
Selling expenses	1,099,266	573,315
General and administrative	2,753,132	1,730,178

Total Operating Expenses	3,852,398	2,303,493

INCOME FROM OPERATIONS	411,332	832,328

OTHER INCOME (EXPENSE):
Other income	146,945	(4,367)
Registration rights penalty	-	(76,000)
Interest income	3,649	5,441
Interest expense - related party	-	(26,132)
Interest expense	(68,867)	(41,589)

Total Other Income (Expense)	81,727	(142,647)

INCOME BEFORE DISCONTINUED OPERATIONS, INCOME TAXES
AND MINORITY INTEREST	493,059	689,681

DISCONTINUED OPERATIONS:
Gain from discontinued operations	-	12,794

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	493,059	702,475

INCOME TAXES	-	(1,318)

INCOME BEFORE MINORITY INTEREST	493,059	701,157

MINORITY INTEREST	(132,924)	(133,037)

NET INCOME	$360,135	$568,120

CUMULATIVE PREFERRED DIVIDENDS	-	(96,240)

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$360,135	$471,880

BASIC AND DILUTED INCOME PER COMMON SHARE:
Basic earnings per share from continued operation	$0.00	$0.01
Basic earnings per share including discontinued operation	$0.00	$0.01
Diluted earnings per share from continued operation	$0.00	$0.01
Diluted earnings per share including discontinued operation	$0.00	$0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	73,195,593	53,098,047
Diluted	73,455,345	57,539,614

LINKWELL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years
	Ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$360,135	$568,120
(Gain)Loss from discontinued operations	-	(12,794)
Income from continuing operations	360,135	555,326

Adjustments to reconcile net income from operations to net cash provided by (used in) operating activities:
Depreciation and amortization	126,295	91,657
Minority interest	132,924	145,150
Allowance for doubtful accounts	315,536	131,296
Allowance for doubtful accounts-related party	133,422	87,937
Stock-based compensation	709,271	398,945
Changes in assets and liabilities:
Accounts receivable	(1,631,849)	(361,386)
Accounts receivable - related party	(719,230)	(621,992)
Other receivable	152,769	(414,000)
Inventories	(292,993)	431,741
Prepaid and other current assets	(647,917)	(285,891)
Other assets	-	734
Accounts payable and accrued expenses	107,644	(71,984)
Tax payable	92,815	(75,489)
Advances from customers	459,144	123,516

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(702,034)	135,560

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in loan receivable	48,609	(48,609)
Increase in loan receivable - related party	(946,591)	-
Increase in deposit on investment	-	100,000
Purchase of property, plant and equipment	(99,349)	(149,339)

NET CASH USED IN INVESTING ACTIVITIES	(997,331)	(97,948)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	699,210	63,157
Proceeds from loans payable-related party	556,190	204,267
Repayment of loan payable	(699,210)
Repayment of loan payable - related party	(165,471)	(63,157)
Proceeds from Warrants Exercised	321,332	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	712,051	204,267

EFFECT OF EXCHANGE RATE ON CASH	495,719	11,766

NET (DECREASE) INCREASE IN CASH	(491,595)	253,645

CASH - beginning of year	1,713,723	1,460,078

CASH - end of year	$1,222,128	$1,713,723

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$68,867	$67,721
Income taxes	$-	$1,318

See notes to consolidated financial statements

Financial Projections for the first quarter 2008 (in 000s)

	1st Qtr 2008 Estimate	1st Qtr 2007	Change
Total Revenues	$3,814	$2,846	+ 34%
Gross Profit	$1,489	$993	+ 50%
Net Income	$400	$497	- 19.5%

Guidance for the first quarter 2008

“We believe our anticipated increase in revenues and gross profit for 1st quarter 2008 compared to 2007 validates our recently implemented growth strategy,” commented Linkwell Chairman and CEO, Mr. Xuelian Bian, “Our projected total revenue growth of 34% in 1st quarter continues at a strong pace in our what is historically our weakest quarter, plus this year we had to deal with a horrible winter storm.” Management estimates that while LiKang Disinfectant’s revenues and net income increased slightly, LiKang International’s revenues rose substantially, but its profits decreased.

Financial Projections for the full year 2008 (in 000s)

	12/31/2008 Estimate	12/31/ 2007	Change
Total Revenues	$23,180	$14,335	+62%
Gross Profit	$7,000	$4,767	+ 47%
Net Income	$2,000	$360 + 455%

Projected Net Revenues for the full year 2008

Linkwell’s management believes that financial projections for 2008 are conservative, based on reasonable direct growth and cost estimates. However, the Company has set higher goals for itself than projected, which are based on anticipated indirect benefits from potential developments based on support to the Beijing Olympics; introduction of new products to the market; management’s increasing prestige and influence in the disinfectant industry; and strategic ventures or agreements.

For the full year 2008, Linkwell projects total revenue to grow approximately 62% to $23.2 million from $14.3 million in 2007. Specifically, estimated revenue from LiKang Disinfectant is expected to rise approximately $3.95 million or 49%, to $12.05 million in 2008, compared to $8.1 million in 2007. Also, management estimates that revenue from LiKang International will increase approximately 15%, to $7.13 million in 2008, compared to $6.2 million in 2007.

Of the estimated $3.95 million increase in total revenue from LiKang Disinfectant in 2008, the Company estimates $10.25 million will come from sales of current and new products; $0.5 million from training disinfection and pest control professionals and sales of An’erdian at the 2008 Beijing Olympic Games; $0.3 million from implementing China's new disinfection vocational training and licensing program; and $1.0 million from Ecolab related agreements.

In addition, Linkwell anticipates revenues of $4.0 million in 2008 from strategic acquisitions as part of the disinfectant industry’s consolidation in China.

Chairman and CEO’s Comments on Guidance for the full year 2008

“In general for 2008, we expect stronger demand for our products due to increased marketing and branding and from our associations with the Beijing Olympic Games and Ecolab. We are making good progress on our 10 new products in various stages of development and are on track to launch 3 new products this year. We also believe that government administered health facilities and the general public will increase consumption of our products due to increased health education of the importance of disinfection and continued awareness of health dangers, such as highly pathogenic bird flu, hepatitis, sexually transmitted diseases and other potentially epidemic and pandemic outbreaks.”

Our vision for Linkwell is to be the consolidation leader of the estimated $6.25 billion disinfectant industry in China. We believe China is on the leading edge of a massive consolidation from over 1000 small disinfectant manufacturing companies now, to less than 200 in the next five years. Regarding our continued market penetration and the condition of our competition, we believe the factors previously described, increases barriers to entry and puts us in a very good position to lead consolidation of the disinfectant industry.”

“Last, but certainly not least, we believe good corporate governance measures and practices are very important to Linkwell and our investors. I am dedicated to implementing and maintaining these measures as described in appropriate SEC and stock exchange rules and regulations, including the establishment of an independent board of directors, hiring a qualified CFO, and reliable disclosure and internal control procedures.”

About Linkwell Corporation
Linkwell develops, manufactures and distributes disinfectant healthcare products in China through its subsidiary LiKang Disinfectant. Linkwell's disinfectant healthcare products are a nationally recognized domestic Chinese brand in this market segment. Linkwell products include disinfectants in liquid, tablet, powder and aerosol form. Through LiKang, Linkwell has a national marketing and sales presence throughout all 22 provinces, 5 autonomous regions, and 4 special municipalities of China. For more information, please visit http://www.linkwell.us.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products; pricing and new technology; changes in consumer preferences and tastes; effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Investor Relations
Craig Bird
Segue Ventures LLC
Tel:       +1-215-885-4981
Email:   chbird@segue.biz

Source: Linkwell Corporation